UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________
FORM 8-K
___________________________
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): January 7, 2026
Atmus Filtration Technologies Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-41710	88-1611079
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

26 Century Boulevard Nashville, Tennessee	37214
(Address of Principal Executive Offices)	(Zip Code)
(615) 514-7339
Registrant's telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value	ATMU	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined by Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐	Emerging growth company
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.
On January 7, 2026 (the “Closing Date”), Atmus Filtration Technologies Inc. (the “Registrant”), as the Parent Borrower, and Atmus Filtration Inc., as the Opco Borrower (collectively, the “Borrowers”), entered into an Amended and Restated Credit Agreement (the “Credit Agreement”) among the Borrowers, Bank of America, N.A., as administrative agent, a lender, an L/C issuer and swingline lender, the other lenders party thereto and certain subsidiaries of the Borrowers party thereto as guarantors. The Credit Agreement amended and restated the Company’s previously existing credit agreement, which provided for a $600 million term loan facility, of which approximately $570 million was outstanding as of the Closing Date, and a $400 million revolving credit facility.
The Credit Agreement provides for a term loan facility of $1.0 billion and $500 million revolving credit facility, both of which mature on January 7, 2031, with the potential for the Opco Borrower to extend the maturity date of either or both facilities with the consent of the extending lenders (subject to a minimum extension requirement). The revolving credit facility contains a sublimit of $50 million for letters of credit, a sublimit of $200 million for loans and letters of credit made in certain foreign currencies, and a swingline loan sublimit of $50 million. The Opco Borrower may, subject to certain customary conditions, from time to time request incremental term loans and/or increases to the revolving credit facility by the greater of $350,000,000 and 100% of EBITDA as of the most recent measurement period (plus unlimited additional amounts, as long as the Secured Net Leverage Ratio (as defined in the Credit Agreement) would not exceed 3.00 to 1.00). Upon Parent Borrower’s achievement of a corporate rating from at least two of S&P, Moody’s and Fitch of BBB-, Baa3 or BBB- (any period of such achievement, an “Investment Grade Period”), the Opco Borrower may request additional unsecured incremental term loans or revolving commitments subject to compliance with the financial covenants.
The term loan facility will be fully drawn in U.S. dollars by the Opco Borrower on the Closing Date to refinance the outstanding term loan facility, to finance in part the previously-announced acquisition of Koch Filter Corporation (“Koch Filter”) and to pay fees and expenses in connection with the Koch Filter acquisition. Funds borrowed under the revolving credit facility after the Closing Date will be used for working capital and other general corporate purposes.
Borrowings under the Credit Agreement bear interest at varying rates, depending on the type of loan, at the applicable Borrower’s election. In the case of U.S. dollar-denominated loans, borrowings may bear interest at (i) an Alternate Base Rate plus a margin ranging from 0.125% to 0.750%, (ii) Daily SOFR plus a margin ranging from 1.125% to 1.750% or (iii) Term SOFR plus a margin ranging from 1.125% to 1.750%; the margin in each case depending on the Parent Borrower’s Total Net Leverage Ratio. Borrowings denominated in currencies other than U.S. dollars bear interest at either (i) the applicable Alternative Currency Term Rate, including EURIBOR for loans in Euros, or (ii) the applicable Alternative Currency Daily Rate, including SONIA for loans in Sterling, plus, in each case, a margin ranging from 1.125% to 1.750%, depending on the Parent Borrower’s Total Net Leverage Ratio (each capitalized term in this paragraph has the meaning assigned to it in the Credit Agreement). The Opco Borrower will pay a quarterly commitment fee based on the actual daily amount of the unused revolving credit facility commitment, which will vary from 0.175% to 0.25% per annum based upon the Parent Borrower’s Total Net Leverage Ratio.
The term loan facility will amortize in quarterly installments due on the last business day of each fiscal quarter, commencing with the fifth full fiscal quarter after the Closing Date, in an aggregate annual amount equal to 2.50% of the original aggregate principal amount of the term loan facility incurred on the Closing Date, increasing on the last business day of the ninth full fiscal quarter after the Closing Date to an aggregate annual amount equal to 5.00% of the original aggregate principal amount of the term loan facility incurred on the Closing Date, with the balance, plus any accrued interest, due and payable on the term loan maturity date.
The Borrowers are required to make mandatory prepayments with respect to the term loan facility in amounts equal to 100% of all net cash proceeds of debt issuances not otherwise permitted by the Credit Agreement and certain non-ordinary course asset sales and dispositions, subject to customary reinvestment rights and certain exceptions.
The Credit Agreement contains customary representations, warranties, affirmative and negative covenants and events of default substantially consistent with the existing credit agreement (with such changes taking into account the needs and combined size of the Borrowers and their subsidiaries after giving effect to the Koch Filter acquisition). Among other things, the Credit Agreement contains covenants concerning investments, dispositions of assets, indebtedness, liens on assets, and dividends and other distributions. The guarantees and collateral requirements under the Credit Agreement remain unchanged from the existing credit agreement, and require the joinder of Koch Filter as a guarantor on the Closing Date. As in the existing credit agreement, upon the occurrence of an Investment Grade Period, so long as no event of default is continuing, the guarantees and security will automatically be released.
The Credit Agreement contains financial covenants requiring (i) the Total Leverage Ratio, determined as of the end of each fiscal quarter for the most recently ended period of four consecutive fiscal quarters, not to exceed 4.00 to 1.00, which may be adjusted to 4.50 to 1.00 for a four consecutive fiscal quarter period in connection with certain qualified acquisitions, subject to the terms and conditions contained in the Credit Agreement, and (ii) the Interest Coverage Ratio (as defined in the Credit Agreement), determined as of the end of each fiscal quarter for the most recently ended period of four consecutive fiscal quarters, to be at least 3.00 to 1.00.
The description of the Credit Agreement contained herein does not purport to be complete and is qualified in its entirety by reference to the Credit Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.
Item 2.03 Creation of A Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information described above under Item 1.01 with respect to the Credit Agreement is hereby incorporated by reference.
Item 7.01 Regulation FD Disclosure.
On January 7, 2026, the Registrant issued a press release related to the closing of the previously announced acquisition of Koch Filter. A copy of this press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference.
The information in this Item 7.01 and in the accompanying Exhibit 99.1 is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall they be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, regardless of any general incorporation language in such filing, except as expressly set forth by specific reference in such filing.
Item 9.01 Financial Statements and Exhibits.
The following exhibits are being filed as part of this Report.

Exhibit No.	Description
10.1
Amended and Restated Credit Agreement, dated as of January 7, 2026, among Atmus Filtration Technologies Inc., Atmus Filtration Inc., certain subsidiary guarantors party thereto, Bank of American, N.A., as administrative agent and lender, and the other lenders party thereto.

99.1	Press Release issued by Atmus Filtration Technologies Inc. on January 7, 2026.
104	Cover Page Interactive Data File (embedded with the Inline XBRL Document).

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.
Atmus Filtration Technologies Inc.

By:	/s/ JACK M. KIENZLER
Jack M. Kienzler
Senior Vice President, Chief Financial Officer and Chief Accounting Officer
(Principal Financial Officer)
January 7, 2026